EXHIBIT 5.1

Robert L. B. Diener

Attorney At Law

122 Ocean Park Blvd.

Suite 307

Santa Monica, CA 90405

Telephone: 310-396-1691

Facsimile: 310-362-8887

E-Mail: r.diener@gte.net

September 21, 2007

United States Securities

 and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.   20549

Re:    Intelligent Buying, Inc. (hereinafter "IB")

         Amendment #7 to Registration Statement on Form SB-2 (File No.: 333-133327)

         Relating to Shares of IB's Common Stock

Gentlemen:

I have been requested by IB, a California corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned registration statement (the "Registration Statement") covering all of the shares which will be offered by the Selling Shareholder(s); the number of shares being as indicated on the calculation chart to the cover page of IB’s above-mentioned SB-2 Registration Statement is 389,533.

In connection with this opinion, I have examined the registration statement, the Certificate of Incorporation and By-Laws of IB, each as amended to date, copies of the records of corporate proceedings of IB, and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares referred to above when sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

This opinion relies solely upon California law, including the statutory provisions, all applicable provisions of the California Constitution and all reported judicial decisions interpreting those laws.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the prospectus included in the registration statement.

Very truly yours,

/s/ Robert L. B. Diener

--------------------------

Robert L. B. Diener